UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 6, 2006

Citizens Communications Company

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2006, Citizens Communications Company (the “Company”) entered into a credit agreement with CoBank, ACB, as administrative agent, lead arranger and a lender, and the other lenders from time to time party thereto (the “Credit Agreement”) for a $150 million senior unsecured term loan facility that matures on December 31, 2012 and bears interest based on the prime rate or LIBOR, at the election of the Company.

On December 6, 2006, the Company provided a notice to the lenders to draw down $150 million under the facility. The Company intends to use the proceeds to repurchase a portion of its outstanding debt.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, a financial covenant that requires compliance with a leverage ratio, and customary events of default. Upon proper notice and subject to certain limitations, the Company may repay the facility without premium or penalty. Amounts pre-paid may not be re-borrowed.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

       The information in Item 1.01 of this Report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

        (d) Exhibits

        Ex.10.1 Credit Agreement dated as of December 6, 2006 with CoBank, ACB

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNICATIONS COMPANY

Date: December 6, 2006	By:	/s/ Robert J. Larson_____________
Robert J. Larson Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Credit Agreement dated as of December 6, 2006 with CoBank, ACB